EXHIBIT 3.141
CERTIFICATE OF FORMATION
OF
PALMETTO BEHAVIORAL HEALTH HOLDINGS, LLC
     The undersigned authorized person, desiring to form a limited liability company pursuant to Section 18-201 of the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, does hereby certify as follows:
     1. The name of the limited liability company is Palmetto Behavioral Health Holdings, LLC.
     2. The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101 in the City of Dover, County of Kent, Delaware. The name of its registered agent at such address is National Registered Agents, Inc.
     3. This Certificate of Formation shall be effective at 11:59 p.m. on December 31, 2006.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 15th day of December, 2006.

/s/ Christopher L. Howard
Christopher L. Howard